EXHIBIT 99.1

BOSTON SCIENTIFIC ANNOUNCES AGREEMENT TO SETTLE PRODUCT LAWSUITS

Natick, MA (July 13, 2007) -- Boston Scientific Corporation (NYSE: BSX) today announced that an agreement has been reached to settle claims associated with a series of product communications issued by Guidant Corporation in 2005 and 2006.  Boston Scientific acquired Guidant Corporation last year.

The agreement was reached during mediation sessions conducted before U.S. Magistrate Judge Arthur J. Boylan in Minneapolis.

Under the terms of the agreement, subject to certain conditions, Boston Scientific will pay a total of $195 million.  The agreement includes approximately 4,000 claims of individuals that have been consolidated in the U.S. District Court for the District of Minnesota in a Multi-District Litigation (MDL).   In addition, the agreement includes an undetermined number -- but not all -- of additional similar claims throughout the country.  As a result of the agreement, the trials in the bellwether cases in the MDL scheduled to start on July 30 have been suspended pending implementation of the agreement.

“We are pleased by this resolution, which is in the best interest of all involved,” said Jim Tobin, President and Chief Executive Officer of Boston Scientific.  “It will better allow us to focus our time and resources on developing innovative products to serve physicians and patients.”

Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices whose products are used in a broad range of interventional medical specialties.  For more information, please visit: www.bostonscientific.com.

This press release contains forward-looking statements.  Boston Scientific wishes to caution the reader of this press release that actual results may differ from those discussed in the forward-looking statements and may be adversely affected by, among other things, risks associated with product development and commercialization, clinical trials, intellectual property, regulatory approvals, competitive offerings, integration of acquired companies, Boston Scientific’s overall business strategy, and other factors described in Boston Scientific’s filings with the Securities and Exchange Commission.